Exhibit 99.1

Consent of Morgan Stanley & Co. Incorporated

We hereby consent to the use in the Registration Statement on Form S-4, and the Prospectus included therein, of Southwest Airlines Co. and in the Proxy Statement of AirTran Holdings, Inc., which is part of the Registration Statement, of our opinion dated September 26, 2010 appearing as Annex B to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—The Merger—Opinion of AirTran’s Financial Advisor,” “Risk Factors—Risk Factors Relating to the Merger,” “The Merger—Background of the Merger,” “The Merger—AirTran’s Reasons for the Merger; Recommendation of the AirTran Board of Directors,” and “The Merger—Opinion of AirTran’s Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Benn Calhoun
Benn Calhoun

New York, New York

November 19, 2010